May 5, 2006

Re: Summary of Employment Compensation and Benefits

Dear Steve:

This letter will summarize the compensation and benefits offered to you in your new position as Senior Vice President and Chief Financial Officer of 21st Century Insurance Group and its subsidiaries.

Your compensation is comprised of the following three components:

Base Salary:
Your initial base salary will be $400,000 per annum. Your base salary will be reviewed annually beginning the first quarter of 2007.

Short-Term
Incentive:
You will participate in an annual STI Program with a target payout of 75% of base salary. STI amounts are calculated against actual earned salary. You will receive a guaranteed minimum bonus of $ 200,000 for the year 2006 payable in the first quarter of 2007. Please review the Company’s STI Program Plan

Long-Term
Incentive:
You will participate in the Long Term Incentive Program, which presently comprises an annual award of stock options as determined by the Compensation Committee of the Board of Directors. Recent awards for managers at your level have been for a number of options with a Black-Scholes value equivalent to 150% of your base salary. These options vest ratably over three years and have a ten-year life. Please review the Long Term Incentive Plan and other benefit information of the Company for details.

In addition to Compensation, you will receive the following benefits:

Initial Grant of Stock Options:
150,000 stock options with a strike price set to the closing price of TW stock on your first day of employment. These options will vest ratably over three years, subject to the terms of our standard Stock Option Agreement (copy attached.)

In the event of an AIG acquisition of the remaining outstanding Company shares, all options of this initial grant shall immediately vest.

Grant of Company Stock:
You will receive a grant of 5,000 shares of stock that fully vest on your first day of employment. These shares will have a holding requirement of 24 months.

Benefits:	You will be eligible to participate with other senior executives in the health, disability and other benefit plans provided by 21st Century.

You will participate in the Company’s defined benefit pension plan and Supplemental Executive Retirement Plan (SERP) subject to your acceptance of a modification of the Change of Control provision that clarifies that the provision cannot be elected solely at your discretion and will not apply to an AIG acquisition. To the extent that you become eligible to receive a SERP benefit for a non-AIG change of control, in no event will the benefit be less than 50% of the maximum benefit payable. Further, your participation in the SERP is also subject to your agreement that your eligibility for SERP benefits will not vest at age 65 but after five (5) years of employment, unless the Board of Directors imposes a mandatory retirement for you prior to your being employed for at least five years. In that case, you would be eligible for a SERP benefit as though the employment condition had been met.

You will also participate in the Executive Severance Plan.  Please review the Executive Severance Plan and other benefit information of the Company for details. The benefits of this plan do not apply to an AIG acquisition.

Vacation:	You will be eligible for four weeks, plus company holidays.

Automobile:	You will be provided full use of an automobile or a comparable allowance of $1,600 per month per the Company’s Executive Automobile Policy.

Temporary Living Expense:
You will be provided an apartment in Woodland Hills for up to six months prior to your relocation from San Gabriel Valley.

At-Will Employment/Severance:

Your employment with the Company will be on an at-will basis and nothing in this memorandum of understanding or otherwise will confer upon you any rights to continuing employment with the Company or its subsidiaries for any period of time.

Notwithstanding this, at any time between six months prior or within three years after an AIG acquisition of the remaining outstanding Company shares, should your employment be terminated other than for cause (“cause” to include but not be limited to, willful misconduct and gross negligence), your compensation plan or benefits significantly reduced, or you be requested to relocate outside Los Angeles or Orange Counties in California, you will have the option to resign from the Company and receive two and one half times your base salary, subject to 409A requirements.

Should your employment with the Company be terminated other than for cause unrelated to an AIG acquisition or a change of control within five years of your hiring, you will receive two and one half times your base salary, subject to 409A requirements. Your stock option agreements shall provide that if you are terminated by the company other than for cause (as described above) then (A) your options shall fully vest on the date of your termination and (B) the option shall terminate on the earlier of (1) the fifth anniversary of the termination date or (2) the expiration date of the options.

Sincerely,

Bruce W. Marlow
President and Chief Executive Officer

Enclosures

Approved and Agreed to:
Steven P. Erwin

Date